Exhibit 4.2

SWK HOLDINGS CORPORATION
2010 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

          THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of January 31, 2012 (the “Date of Grant”), is made by and between SWK Holdings Corporation, a Delaware corporation (the “Company”), and ___________________ (the “Grantee”).

          WHEREAS, pursuant to the 2010 Equity Incentive Plan, as amended (the “Plan”), the Company may grant shares of restricted common stock, par value $0.01 per share; and

          WHEREAS, the Company desires to grant to the Grantee the Restricted Stock as set forth herein;

          NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.                      Grant of Restricted Stock

(a)          Grant of Restricted Stock. The Company hereby grants to the Grantee 35,000 shares of restricted stock (the “Restricted Stock”) as compensation for services rendered by the Grantee to the Company during the 2012 calendar year upon the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b)          Incorporation of Plan; Capitalized Terms. The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2.                      Terms and Conditions of Award

The grant of Restricted Stock provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a)           No Ownership of Shares. Subject to the restrictions set forth in the Plan and this Agreement, the Grantee shall not possess any incidents of ownership of the shares of Restricted Stock until the vesting thereof, including, but not limited to, voting or dividend rights.

(b)           Restrictions.  The Restricted Stock and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, during the Restricted Period (the “Restriction”).  Any attempt to dispose of any Restricted Stock in contravention of the restriction, this Agreement and the provisions of the Plan shall be null and void and without effect.  For the purposes of this Agreement, the term “vested” shall mean the lapse of the above restriction with respect to such shares of Restricted Stock.

(c)           Certificate; Book Entry Form; Legends.  The Company shall issue the shares of Restricted Stock either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee, with legends, or notations, as applicable, referring to the terms, conditions and restrictions applicable to the Restricted Stock.  Grantee agrees that any certificate issued for Restricted Stock prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legends:

“THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER (THE “RESTRICTIONS”), CONTAINED IN THE 2010 EQUITY INCENTIVE PLAN OF SWK HOLDINGS CORPORATION, AS AMENDED, AND THE RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED HOLDER AND THE COMPANY.  ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT.”

(d)           Lapse of Restrictions.  The shares of Restricted Stock shall vest on the first anniversary of the Date of Grant; provided, however, that in the event that the Grantee shall cease for any reason to be a director of the Company prior to such vesting date, the Company may, in its sole discretion, elect to accelerate such vesting.

(e)           Upon the vesting of any shares of Restricted Stock, the Company shall, as applicable, either remove the notations on any such shares of Restricted Stock issued in book-entry form or deliver to the Grantee or the Grantee’s personal representative a stock certificate representing a number of shares of Common Stock, free of the restrictive legend described in Section 2(c), equal to the number of vested shares of Restricted Stock.  If certificates representing such Restricted Stock shall have theretofore been delivered to the Grantee, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer prior to the issuance by the Company of such unlegended shares of Common Stock.  Upon such vesting, the Common Stock may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of a registration statement in effect with respect thereto under the Securities Act of 1933, as amended (the "Act"), unless sold pursuant to Rule 144 of the Act or unless such sale, pledge hypothecation or transfer is otherwise exempt from registration under the Act and applicable state securities laws.

(f)           Termination of Directorship.  If prior to the lapse of restrictions in accordance with Section 2(d) with respect to any shares of Restricted Stock granted hereunder, for any reason Grantee’s directorship is terminated or Grantee resigns or determines not to stand for re-election as a director of the Company, such shares of  Restricted Stock shall be forfeited by the Grantee as of the date of termination or resignation, as the case may be, unless prior to such date the Committee, in its sole discretion (subject to applicable law and the Plan), determines to allow Grantee to continue to hold such shares (subject to Section 2(d)) and the applicable period.

(g)           Shares of Restricted Stock, if any, forfeited pursuant to this Section 2 shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such shares.  If certificates for any such shares containing restrictive legends shall have theretofore been delivered to the Grantee (or his/her legatees or personal representative), such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.

(h)           Income Taxes. The Grantee shall pay to the Company promptly upon request, and in any event at the time the Grantee recognizes taxable income in respect of the Restricted Stock (whether in connection with the grant or vesting of the Restricted Stock, the making of an election under Section 83(b) of the Code in connection with the grant of the Restricted Stock as described in Section 2(f), or otherwise), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock.  Such payment may be made by any of, or a combination of, the following methods: (w) cash or check; (x) out of the Grantee’s current compensation; (y) if permitted by the Committee in its discretion, surrender of other shares of Common Stock of the Company which (A) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been held by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value on the date of surrender equal to the amount required to be withheld; or (z) if permitted by the Committee in its discretion, by electing to have the Company withhold or otherwise reacquire from the Grantee Shares of Restricted Stock that vest pursuant to the terms hereof having a Fair Market Value equal to the minimum statutory amount required to be withheld in connection with the vesting of such Shares.  For these purposes, the “Fair Market Value” of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”).  All elections by the Grantee to have Shares withheld or repurchased to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Committee and shall be subject to the following restrictions:

(i)	the election must be made on or prior to the applicable Tax Date;

(ii)	once made, the election shall be irrevocable as to the particular Shares as to which the election is made;

(iii)	all elections shall be subject to the consent or disapproval of the Committee; and

(iv)
 if the Grantee is subject to Section 16 of the Exchange Act, the election must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

(i)           Section 83(b) Election. The Grantee hereby acknowledges that he or she may file an election pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the shares of Restricted Stock (less any purchase price paid for the shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the grant of such Restricted Stock. The Grantee will seek the advice of his or her own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock award under federal, state, and any other laws that may be applicable. The Company and its affiliates and agents have not and are not providing any tax advice to the Grantee.

Section 3.                      Miscellaneous

(a)           Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Executive Officer and the Chief Financial Officer of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Company or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee.

(b)           No Right to Continued Directorship. Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue as a director of the Company.

(c)           Bound by Plan. By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d)           Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e)           Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f)           Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(g)           Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h)           Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Delaware.

(i)           Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j)           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the 31st day of January, 2012.

SWK HOLDINGS CORPORATION /s/ John F. Nemelka By: John F. Nemelka Its: Interim Chief Executive Officer

Name:
Title: Director Address: